Exhibit 99.1

SONIC AUTOMOTIVE ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

CHARLOTTE, NC (February 24, 2004) – Sonic Automotive, Inc. (NYSE: SAH) announced results today for the fourth quarter and full year ended December 31, 2003.

Income from continuing operations for the quarter ended December 31, 2003 was $19.3 million, or $0.45 per diluted share, compared to prior year results of $25.6 million, or $0.61 per diluted share. Net income for the quarter ended December 31, 2003 was $13.8 million, or $0.32 per diluted share, compared to prior year results of $21.4 million, or $0.51 per diluted share. Net income for the quarter included a loss from discontinued operations of $5.5 million, or $0.13 per diluted share, compared to $4.2 million, or $0.10 per diluted share, in the same quarter last year.

Income from continuing operations for the year ended December 31, 2003 was $87.8 million, or $2.07 per diluted share, compared to $109.9 million, or $2.55 per diluted share, in 2002. Net income for the year ended December 31, 2003 was $71.6 million, or $1.69 per diluted share, compared to $106.6 million, or $2.47 per diluted share, in 2002. Net income for the year included an after-tax loss from discontinued operations of $10.7 million, or $0.25 per diluted share, compared to $3.3 million, or $0.08 per diluted share in 2002. Net income for the year also includes an after-tax charge of $5.6 million, or $0.13 per diluted share, as a cumulative effect of accounting change as a result of the first quarter adoption of new guidance on accounting for incentives and rebates.

Income from continuing operations of $2.07 per diluted share for 2003 includes charges for the early retirement of debt and self-insurance reserve adjustments. As discussed during the third quarter, we recorded charges of $15.0 million, or $0.23 per diluted share related to the refinancing of our 11% Senior Subordinated Notes. During the fourth quarter of 2003, we recorded a charge of $2.7 million, or $0.04 per diluted share, related to prior year self-insurance reserves on a general liability insurance program going back to 1999. Net income from continuing operations for the year ended December 31, 2002 included gains on the early retirement of debt of $3.1 million or $0.04 per diluted share.

Earnings Targets

O. Bruton Smith, the Company’s Chairman and Chief Executive Officer stated, “Although our performance in import brands continued to outperform the industry, our overall performance has not achieved acceptable levels. In order to return to our historically high standard of performance, we have made a number of fundamental changes to our overall strategy. We have reevaluated our acquisition growth pace and are reducing our long-term acquisition growth targets to a maximum of 10% of annual revenues. This represents a substantial reduction from our historical acquisition growth pace. For 2004, we intend to complete only those acquisitions which were negotiated in 2003, allowing our management team to intensely focus on executing our operating initiatives in existing dealerships. In addition, we have accelerated business improvement initiatives to reduce sales-related compensation and advertising expense and strengthen field management.”

“We are affirming our earnings target for calendar year 2004 at $2.65 to $2.80 from continuing operations. This estimate reflects an expected level of new vehicle industry sales of approximately 16.5 million units, acquisitions that have been announced and the positive effects on interest costs from financing activities completed in 2003.”

Income from continuing operations in 2004 should increase from $2.07 in 2003 due to the absence of the $0.27 in charges from the refinancing and insurance items discussed above. Acquisitions in 2004 and interest cost savings from the 2003 refinancing are expected to add approximately $0.18 and $0.12 per diluted share, respectively. The balance of earnings growth will come from improvement in core operations.

Discontinued Operations

We have reviewed our portfolio of dealerships and have identified certain under-performing stores for divestiture in 2004. Losses from discontinued operations increased to $10.7 million, or $0.25 per diluted share, for the year in 2003 from $3.3 million, or $0.08 per diluted share, in 2002 which reflects the continuing under performance of dealerships included in discontinued operations. Losses from discontinued operations in the fourth quarter of 2003 also included $2.5 million, or $0.04 per share, in losses on disposal of real estate related to dealerships and impairment of franchise right intangible assets. At December 31, 2003, we have 15 dealerships classified as held for sale. The sale of these dealerships will accelerate the overall turnaround of our dealership operations and allow us to focus attention on those stores with the highest potential return on investment. The disposition of these dealerships should also generate at least $20 million in cash flow.

Operations

Our high-margin parts, service and collision repair business continues to show strong improvement as 2003 quarterly operating profits increased $5.6 million, or 13.6% compared to 2002. Our same store fixed absorption, or the amount of total dealership fixed costs that are covered by the net profit of our service, parts and collision repair operations, continued to increase to 81.0% in 2003 from 78.2% in 2002. This performance demonstrates the benefits of our strong brand portfolio, continued investments in service capacity and outstanding customer satisfaction levels along with the positive impact that the sale of certified pre-owned used vehicles has on our ongoing parts and service business.

Jeffrey C. Rachor, the Company’s Chief Operating Officer stated, “We have strengthened our field management structure through the replacement of 27 general managers. In addition, 4 of our 12 regions have new regional managers. These changes, along with the discontinued dealerships discussed above, provide us with the appropriate management personnel to implement our operating initiatives in the remaining stores.”

“Key components of our initiatives are sales compensation and advertising expense control. We have begun to implement standard compensation plans to consistently manage sales compensation expense. The rollout of these plans should be completed by the third quarter of 2004. We have implemented a revised advertising control process that has more effectively allocated advertising funds toward higher return dealerships and reduced the overall advertising expenditures. We anticipate that the combination of these business improvement initiatives will positively impact operating performance as the year progresses.”

Same Store Sales

On a same store basis, total revenues in the quarter increased 2.0% from the same quarter last year. Same store new vehicle revenue increased 3.6% for the quarter while same store retail and wholesale used vehicle revenues declined 2.9% for the quarter. For the full year 2003, the Company increased market share in its respective local markets, growing its customer base to support profitable service and parts operations. Finance and insurance revenues decreased 5.4% on a same store basis for the quarter. Same store revenues in our service, parts and collision repair business increased 4.1% in the quarter while the related same store gross profit dollars increased 5.0% despite having one less service day than in the same quarter last year.

The same store gross margin percentage for the quarter decreased to 15.2% from 15.7% in the same quarter last year. The decline was the result of a higher mix of new vehicle revenues and lower margins of 7.2% on new and 10.1% on used retail vehicles. Our same store new vehicle gross margin of 7.2% in the fourth quarter of 2003 represents an increase of 40 bps from the third quarter. The decline in the overall gross margin in the fourth quarter of 2003 was partially offset by a 40 bps margin increase to 48.3% on service, parts and collision repair.

Acquisitions and Dispositions

During the fourth quarter of 2003, the Company closed on two previously announced acquisitions with annual revenues of approximately $130 million. On February 1, 2004, the Company completed two previously announced acquisitions including Crown Lexus in California, which represents the Company’s fourth Lexus franchise and fifth Lexus dealership. The only additional acquisitions expected to be completed in 2004 are the previously announced Houston-based dealerships with anticipated closings during the second quarter. These acquisitions have annual revenues of approximately $710 million and are predominantly import and luxury dealerships. These are brands in which the Company has a proven track record of successful integration and execution.

Financial Position

At December 31, 2003, the Company had approximately $191 million available under its revolving credit facility and cash of $82 million. In addition, the Company’s debt-to-total-capital ratio was 46.8%, net of cash, at December 31, 2003.

Mr. Smith reiterated, “Our reduced acquisition pace will enable maintenance of our dividend and share repurchase programs while, at the same time, reducing our overall leverage. We are revising our debt-to-total-capital target to 45% by the end of 2004 from our historical target of 50%. We are revising our long-term target for debt-to-total capital to 40%.”

About Sonic Automotive, Inc.

Sonic Automotive, Inc. is one of the largest automotive retailers in the United States operating 190 franchises and 40 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to anticipated acquisition activity and acquisition growth pace, disposition activity, earnings, earnings per share from continuing operations, share repurchase activity, future cash dividends, anticipated growth in revenue, earnings and earnings per share from continuing operations, anticipated improvements in operating performance and cash flow, anticipated reductions in sales-related compensation, advertising expense, interest expense, debt levels and future debt to total capital ratios, as well as industry vehicle sales levels. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. The Company does not undertake any obligation to update forward-looking information.

MANAGEMENT WILL BE HOLDING A CONFERENCE CALL ON TUESDAY, FEBRUARY 24, 2004 AT 11:00 A.M. EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 888-883-5990 – OR YOU CAN ACCESS THE CALL AT WWW.CCBN.COM.

Sonic Automotive, Inc.

Results of Operations (unaudited)

(in thousands, except per share and unit data amounts)

	Three Months Ended		Twelve Months Ended
	12/31/2002	12/31/2003	12/31/2002	12/31/2003
Income Statements:

Revenues
New vehicles	$973,871	$1,072,901	$3,908,454	$4,345,715
Used vehicles	264,567	256,225	1,089,248	1,119,805
Wholesale vehicles	93,420	108,272	429,578	427,463

Total vehicles	1,331,858	1,437,398	5,427,280	5,892,983
Parts, service and collision repair	218,636	240,214	844,681	946,023
Finance & insurance and other	43,839	43,491	185,294	195,209

Total revenues	1,594,333	1,721,103	6,457,255	7,034,215
Total gross profit	251,655	261,138	1,009,535	1,073,691
SG&A expenses	196,525	215,113	768,856	855,361
Depreciation	1,835	3,801	7,813	11,612

Operating income	53,295	42,224	232,866	206,718
Interest expense, floor plan	6,031	5,470	20,999	21,037
Interest expense, other	9,708	7,729	37,873	37,796
Other income (expense)	1,731	10	3,326	(13,840)

Income from continuing operations before taxes	39,287	29,035	177,320	134,045
Income taxes	13,649	9,720	67,427	46,210

Net income from continuing operations	25,638	19,315	109,893	87,835
Discontinued operations:
Loss from operations and the sale of discontinued dealerships	(5,462)	(8,657)	(5,401)	(14,223)
Income tax benefit	1,229	3,159	2,072	3,567
Loss from discontinued operations	(4,233)	(5,498)	(3,329)	(10,656)

Income before cumulative effect of change in accounting principle	21,405	13,817	106,564	77,179
Cumulative effect of change in accounting principle, net of tax benefit of $3,325	—	—	—	(5,619)

Net income	$21,405	$13,817	$106,564	$71,560

Diluted:
Weighted average common shares outstanding	42,199	42,814	43,158	42,421
Net Income per share from continuing operations	$0.61	$0.45	$2.55	$2.07
Loss per share from discontinued operations	($0.10)	($0.13)	($0.08)	($0.25)
Cumulative effect of change in accounting principle	$0.00	$0.00	$0.00	($0.13)

Net Income per share	$0.51	$0.32	$2.47	$1.69

Gross Margin Data:
New vehicles retail	7.9%	7.2%	7.8%	7.1%
Used vehicles retail	10.6%	10.2%	11.3%	10.9%
Total vehicles retail	8.5%	7.8%	8.6%	7.8%
Parts, service and collision repair	48.1%	48.6%	47.6%	48.3%
Finance and insurance	100.0%	100.0%	100.0%	100.0%
Overall gross margin	15.8%	15.2%	15.6%	15.3%

SG&A Expenses:
Personnel	117,676	124,054	474,086	511,503
Advertising	13,558	18,352	59,398	69,516
Facility rent	16,011	19,195	59,815	70,342
Other	49,280	53,512	175,557	204,000

Unit Data:
New units	33,547	35,545	139,054	150,918
Used units	16,183	16,032	68,709	71,189

Total units retailed	49,730	51,577	207,763	222,107
Wholesale units	13,001	13,979	58,016	57,857
Average price per unit:
New vehicles	29,030	30,184	28,107	28,795
Used vehicles	16,348	15,982	15,853	15,730
Wholesale vehicles	7,186	7,745	7,404	7,388

Other Data:
Net cash provided by operating activities	$22,223	$51,780	$138,883	$137,948
Floorplan assistance realized (continuing operations)	$9,802	$9,172	$34,377	$36,269

Balance Sheets:
	As Of
	12/31/2002	12/31/2003
ASSETS
Current Assets:
Cash and cash equivalents	$10,576	$82,082
Receivables, net	297,859	306,498
Inventories	929,450	1,046,909
Assets held for sale	53,786	88,990
Other current assets	9,956	29,718
Total current assets	1,301,627	1,554,197
Property and Equipment, Net	121,936	125,356
Goodwill, Net	875,894	909,091
Other Intangibles, Net	61,800	75,230
Other Assets	14,051	22,355

TOTAL ASSETS	$2,375,308	$2,686,229

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Notes payable—floor plan	$850,162	$996,370
Trade accounts payable	58,560	63,577
Accrued interest	13,306	13,851
Other accrued liabilities	112,919	121,744
Current maturities of long-term debt	2,764	1,387
Total current liabilities	1,037,711	1,196,929
LONG-TERM DEBT	637,545	694,898
OTHER LONG-TERM LIABILITIES	16,758	19,136
PAYABLE TO COMPANY'S CHAIRMAN	5,500	—
DEFERRED INCOME TAXES	40,616	76,933
STOCKHOLDERS' EQUITY
Class A convertible preferred stock	—	—
Class A common stock	371	384
Class B common stock	121	121
Paid-in capital	396,813	416,892
Accumulated other comprehensive loss	(6,447)	(4,419)
Retained earnings	339,457	402,799
Treasury stock, at cost	(93,137)	(117,444)

Total stockholders' equity	637,178	698,333

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,375,308	$2,686,229

Balance Sheet Data:
Current Ratio	1.25	1.30
Debt to Total Capital	50.3%	49.9%
LTM Return on Stockholders' Equity	17.9%	10.7%